EXHIBIT 16.1

February 27, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 27, 2017, of PennTex Midstream Partners, LP and are in agreement with the statements contained in the first four paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP